GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK A Stock Company [489 Fifth Avenue, 28th Floor] [1-877-723-8723]

Pre-Selected Beneficiary Payout Options Endorsement

PLEASE READ CAREFULLY.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK (THE “COMPANY”) HAS ISSUED THIS PRE-SELECTED BENEFICIARY PAYOUT OPTIONS ENDORSEMENT AS PART OF THE CONTRACT TO WHICH IT IS ATTACHED. ALL PROVISIONS OF THE CONTRACT THAT DO NOT CONFLICT WITH THE ENDORSEMENT APPLY TO THIS PRE-SELECTED BENEFICIARY PAYOUT OPTIONS ENDORSEMENT. WHERE THERE IS ANY CONFLICT BETWEEN THE ENDORSEMENT PROVISIONS AND THE CONTRACT PROVISIONS, THE ENDORSEMENT PROVISIONS PREVAIL ONLY IF ELECTED BY THE OWNER.

Capitalized terms that are not defined in this Endorsement are defined or otherwise described in the Contract and/or GLWB Riders to which this Endorsement is attached. The Company does not make any representations nor assume responsibility for any adverse tax consequences resulting from any of the provisions, payments or disbursements made as a result of, or contained in, this Endorsement. PLEASE CONSULT A COMPETENT TAX PROFESSIONAL PRIOR TO UTILIZING ANY OPTIONS DESCRIBED BY THIS ENDORSEMENT.

1.

If elected by the Owner, this Endorsement allows the Owner to select the death benefit payout option that will be paid to specific Beneficiaries upon the Owner’s death (‘Pre-Selected Beneficiary Payout Options’).

2.

This Pre-Selected Beneficiary Payout Option Endorsement is only available to Owners who are natural persons, IRA Custodians/ Trustees, or Grantor Trusts. In the event an Owner is an IRA Custodian/ Trustee, all references to the life, age, or death of the Owner shall refer to the Underlying IRA Holder. In the event an Owner is a Grantor Trust, all references to the life, age, or death of the Owner shall refer to the Grantor.

3.

Pre-Selected Beneficiary Payout Options may be changed, modified, or cancelled at any time by the Owner, and only become irrevocable upon the Owner’s death. Assignment of the Contract, or transfer of Ownership while the Owner is still alive, will result in termination of this Endorsement and cancellation of all Pre-Selected Beneficiary Payout Options.

4.

The Company reserves the right to modify, amend, increase, decrease, cease or nullify any Pre-Selected Beneficiary Payout Options in order to comply with Internal Revenue Code (the Code) requirements, and/or other applicable state and federal laws, rules, and regulations governing death benefit payments. All payments will be made in compliance with the Code, and/or other applicable state and federal laws, rules, and regulations governing death benefit payments.

5.

Payments and distributions must begin within one year of the date the death benefit becomes payable for Non-Qualified Contracts, and by no later than December 31 of the year following the year in which the death benefit becomes payable for Qualified Contracts. Failure to adhere to the timing of such distributions may impede or prevent the Company from giving effect to this Endorsement and to the Pre-Selected Beneficiary Payout Options. Failure to provide Proof of Death to the Company may cause a delay, force amendment or nullify the Pre-Selected Beneficiary Payout Options.

6.

Pre-Selected Beneficiary Payout Options may allow for restrictions to be placed on a surviving Spouse who is not a Joint Owner and potentially impact a surviving Spouse’s ability to become Owner of the Contract. Pre-Selected Beneficiary Payout Options may impact, restrict and/or limit a

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surviving Spouse’s options with regard to any disbursements and death benefit payments. These limitations may have adverse or unintended tax or financial consequences on a surviving Spouse.

7.

Additional requirements may be imposed by state law for minor beneficiaries, which includes delaying payouts until the minor reaches the age of majority. The Company will only make payments in compliance with all applicable laws, rules, and regulations.

8.	This Endorsement is only effective prior to the Annuity Commencement Date. This Endorsement and any Pre-Selected Beneficiary Payout Options selected will terminate on annuitization of the Contract.

(a)

The following provisions in the Contract are amended or replaced with the provisions set out below only upon the Owner’s election of the Pre-Selected Beneficiary Payout Option Endorsement. All other provisions remain intact and effective as stated in the Contract.

Section 6: DEATH BENEFIT PROVISIONS

6.01 PAYMENT OF DEATH BENEFIT

Upon Due Proof of Death of an Owner and while this Contract is in force, the death benefit will become payable in accordance with the provisions of the Pre-Selected Beneficiary Payout Option Endorsement and subject to the Code following the Company’s receipt of a Request.

When an Owner dies before the Annuity Commencement Date and a death benefit is payable to a Beneficiary according to the terms of the Pre-Selected Beneficiary Payout Option Endorsement, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner. The death benefit will be determined as of the date payments commence. On the date a payout option is processed, amounts in the Sub-Accounts will be Transferred to the Money Market Sub-Account unless the Beneficiary elects different Sub-Account allocations by Request. The Owner may choose among the following options (subject to the distribution rules set forth in the Contract):

1. payment in a single sum up to a specified percent; and/or

2. payout under any of the variable annuity options provided under the Contract.

The death benefit is determined by the death benefit as shown on the Contract Data Page and whether the death of the Owner or Annuitant occurs before or after the Annuity Commencement Date. Pre-Selected Beneficiary Payout Options and any changes made thereto will only be effective after recording by the Retirement Resource Operations Center. All Requests for Pre-Selected Beneficiary Payout Options must be submitted to the Company in writing, in a form specified by the Company, and signed by the Owner and, if applicable, by the Joint Owner.

6.03 DISTRIBUTION RULES

If Annuitant Dies Before Annuity Commencement Date

If the Owner is living and the Annuitant dies before the Annuity Commencement Date, the Contract will continue and no death benefit will be payable. If no Contingent Annuitant has been named, the Owner (or the Grantor if the Owner is a Grantor Trust, or the Underlying IRA holder if the Owner is the Custodian or Trustee of an IRA account) will become the Annuitant.

If an Owner Dies Before Annuity Commencement Date

If an Owner dies before the Annuity Commencement Date, and such Owner was not the Annuitant, the following provisions shall apply:

(1) If there is a Joint Owner who is the surviving Spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may take the death benefit or elect to continue the Contract in force unless the Owner and Joint Owner have both agreed, in writing, to any Pre-Selected Beneficiary Payout Options.

(2) In all other cases, the Company will pay the death benefit to the Beneficiary in accordance with the terms and conditions of the Pre-Selected Beneficiary Payout Option Endorsement and the Pre-Selected Beneficiary Payout Options in force, even if a former Spouse, the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner’s death. Any such death benefit payable to the Beneficiary will be distributed in accordance with the Pre-Selected Beneficiary Payout Options elected and in accordance the Code requirements, and/or other applicable state and federal laws, rules, and regulations governing death benefit payments and distribution of death benefits.

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If Annuitant Dies After Annuity Commencement Date

Upon the death of any Annuitant after the Annuity Commencement Date, any benefit payable will be distributed in accordance with and at least as rapidly as under the annuity option then in effect.

If an Owner Dies After Annuity Commencement Date and While the Annuitant is Living

Upon the death of an Owner after the Annuity Commencement Date and while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the annuity option then in effect. All of the Owner’s rights granted under the Contract or allowed by the Company will pass to any surviving Joint Owner and, if none, to the Annuitant.

SECTION 8: GENERAL PROVISIONS

8.07 TAX CONSEQUENCES OF PAYOUTS

Payments elected by the Owner in the form of periodic withdrawals, surrenders and partial withdrawals will be tax reported to the Owner. Annuity payouts are payable to the Annuitant and will be tax reported to the Annuitant. Payments made to a Beneficiary will be tax reported to the Beneficiary.

Nothing contained herein will be construed to be tax or legal advice. The Company does not assume any responsibility or liability for any damages or costs, including, but not limited to taxes, penalties, interest or attorney fees incurred by the Owner, the Annuitant, the Beneficiary, or any other person arising out of any such determination.

(b)

The following provisions in the GLWB Riders are amended or replaced with the provisions set out below only upon the Owner’s election of the Pre-Selected Beneficiary Payout Option Endorsement. All other provisions remain intact and effective as stated in the Riders.

Applicable to GLWB-SIP, GLWB-SIM and GLWB-SIF Riders:

SECTION 3: THE GLWB ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

3.05 DEATH DURING GLWB ACCUMULATION PHASE

In the case of a Non-Qualified Annuity Contract, if an Owner dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Contract and any Pre-Selected Beneficiary Payout Options elected in accordance with the terms of the Pre-Selected Beneficiary Payout Option Endorsement.

A Spouse Beneficiary who was legally married to the deceased Owner under applicable law as of the date of death, and where applicable will be bound by the Pre-Selected Beneficiary Payout Options elected by the Owner prior to death.

Upon the death of the Owner, the deceased Owner’s Covered Fund Value will be liquidated and will be transferred into the Money Market Sub-Account(s), or any other fund as approved by the Company, and the death benefit payable under the Contract will be paid to the Beneficiary in terms of the Pre-Selected Beneficiary Payout Options elected by the Owner.

SECTION 4: GAW PHASE

4.13 PAYMENTS ON DEATH DURING GAW PHASE

Single Covered Person

If an Owner dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs during the GAW Phase and before the GLWB Settlement Phase, the remaining Covered Fund Value will be liquidated and will be transferred into the Money Market Sub-Account(s), or any other fund as approved by the Company, and distributed to the Beneficiary according to the terms of the Pre-Selected Beneficiary Payout Options elected by the Owner.

Joint Covered Persons

Upon the death of an Owner after the Initial Installment Date, and while a second Covered Person who was legally married to the deceased Owner under applicable law on the date of death is still living, the surviving Covered Person will become the sole Owner (if permitted by the terms of the Contract and the Code, if applicable), and he or she will acquire all rights under the Contract. Any Pre-Selected Beneficiary Payout Options will terminate if the surviving Covered Person becomes the sole Owner. The surviving Covered Person will continue to receive GAWs based on the deceased Owner’s election. Installments may continue to be paid to the surviving Covered Person based on the GAW% for Joint Covered Persons. Installments will continue to be paid to the surviving Covered Person until his or her death, at which time the GLWB will terminate and no further

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Installments will be paid. Upon the surviving Covered Person’s death, the surviving Covered Person’s Beneficiary will receive any remaining Covered Fund Value if such death occurs during the GAW Phase and before the GLWB Settlement Phase. The surviving Covered Person who becomes the sole Owner will be able to elect Pre-Selected Beneficiary Payout Options according to the terms of the Pre-Selected Beneficiary Payout Option Endorsement. Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump-sum Distribution. In either situation, the Ratchet Date will be the date when the Annuity Account is established. To the extent to that the surviving Covered Person becomes the sole Owner, he or she will be subject to all terms and conditions of the Contract, the Rider and the Code, if applicable.

Applicable to the GLWB-T-Note Tracker Rider:

SECTION 4: GAW PHASE

4.12 PAYMENTS ON DEATH DURING GAW PHASE

Single Covered Person

If an Owner dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs during the GAW Phase and before the GLWB Settlement Phase, the remaining Covered Fund Value will be liquidated and will be transferred into the money market Sub-Account(s), or any other fund as approved by the Company, and distributed to the Beneficiary according to the terms of the Pre-Selected Beneficiary Payout Options elected.

Joint Covered Persons

Upon the death of an Owner after the Initial Installment Date, and while a second Covered Person who was legally married to the deceased Owner under applicable law on the date of death is still living, the surviving Covered Person will become the sole Owner (if permitted by the terms of the Contract and the Code, if applicable), and he or she will acquire all rights under the Contract. Any Pre-Selected Beneficiary Payout Options will terminate if the surviving Covered Person becomes the sole Owner. The surviving Covered Person will continue to receive GAWs based on the deceased Owner’s election. Installments may continue to be paid to the surviving Covered Person based on the GAW% for Joint Covered Persons. Installments will continue to be paid to the surviving Covered Person until his or her death, at which time the GLWB will terminate and no further Installments will be paid. Upon the surviving Covered Person’s death, the surviving Covered Person’s Beneficiary will receive any remaining Covered Fund Value if such death occurs during the GAW Phase and before the GLWB Settlement Phase. The surviving Covered Person who becomes the sole Owner will be able to elect Pre-Selected Beneficiary Payout Options according to the terms of the Pre-Selected Beneficiary Payout Option Endorsement. Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump-sum Distribution. In either situation, the Ratchet Date will be the date when the Annuity Account is established. To the extent to that the surviving Covered Person becomes the sole Owner, he or she will be subject to all terms and conditions of the Contract, the Rider and the Code, if applicable.

TERMINATION:

This Pre-Selected Beneficiary Payout Option Endorsement will terminate

1.	on termination or surrender of the Contract;
2.	upon a Joint Covered Person taking sole Ownership of the Contract;
3.	upon transfer of Ownership or assignment of the Contract;
4.	on the Annuity Commencement Date; or
5.	on cancellation or revocation of any Pre-Selected Beneficiary Payout Options elected by the Owner prior to death.

Signed for Great-West Life & Annuity Insurance Company of New York on the issuance of the Endorsement.

[ ]	[ ]

[Richard Schultz],	[Andra. S. Bolotin],
[Secretary]	[President and Chief Executive Officer]

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